As filed with the Securities and Exchange Commission on October 13, 2009

Registration No. 333-125889

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FCStone Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	42-1091210
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1251 NW Briarcliff Parkway, Suite 800 Kansas City, Missouri	64116
(Address of Principal Executive Offices)	(Zip Code)

FCStone Group Employee Stock Ownership Plan

(Full title of the plans)

Paul G. Anderson

President and Chief Executive Officer

FCStone Group, Inc.

1251 NW Briarcliff Parkway, Suite 800

Kansas City, Missouri

(Name and address of agent for service)

(800) 255- 6381

(Telephone number, including area code, of agent for service)

Copies to:

Craig L. Evans

Stinson Morrison Hecker LLP

1201 Walnut, Suite 2900

Kansas City, MO 64106

(816) 691-3186

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This post-effective amendment No. 1 (this “Amendment”), filed by FCStone Group, Inc., a Delaware corporation (“FCStone”), deregisters the shares of common stock of FCStone, $.0001 par value (the “Securities”), issuable under the FCStone Group Employee Stock Ownership Plan, that had been registered on the Registration Statement on Form S-8 (Registration No. 333-125889) filed with the Securities and Exchange Commission (the “Commission”) on June 17, 2005 (the “Registration Statement”), and that remain unsold as of the date of this Amendment.

On September 30, 2009, pursuant to an Agreement and Plan of Merger dated as of July 1, 2009 (the “Merger Agreement”), by and among International Assets Holding Corporation, a Delaware corporation (“Parent”), International Assets Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and FCStone, Merger Sub merged with and into FCStone (the “Merger”), with FCStone as the surviving corporation and a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, FCStone’s stockholders received 0.2950 shares of Parent’s common stock for each share of FCStone common stock they own. The Merger became effective at 11:59 p.m. New York time upon filing the Certificate of Merger with the Secretary of State of the State of Delaware on September 30, 2009 (the “Effective Time”).

As a result of the Merger, FCStone has terminated all offerings of its Securities pursuant to its existing registration statements on file with the Commission, including the Registration Statement. In accordance with an undertaking made by FCStone in the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities that remain unsold at the termination of the offering, FCStone hereby removes from registration all Securities registered under the Registration Statement that remain unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on October 10, 2009.

FCStone Group, Inc.

By:	/S/ PAUL G. ANDERSON
Name:	Paul G. Anderson
Title:	President and Chief Executive Officer

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